UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 1, 2009

THE PENN TRAFFIC COMPANY
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-8858 (Commission File Number)	25-0716800 (IRS Employer Identification No.)

1200 State Fair Boulevard
Syracuse, New York 13221-4737
(Address of Principal Executive Offices) (Zip Code)

(315) 453-7284
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

As previously disclosed, on November 18, 2009, The Penn Traffic Company, and each of its direct and indirect subsidiaries, including Penny Curtiss Baking Company, Inc. (“PCBC”) and Big M Supermarkets, Inc. (together with the Company and PCBC, the “Debtors”) filed voluntary petitions (the “Chapter 11 Petitions”) for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).  The Debtors are continuing to manage their properties and operate their businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and no trustee or examiner has been appointed in the Company’s case.

Comprehensive Agency Agreement

On December 4, 2009, the Debtors entered into a Comprehensive Agency Agreement (the “Agency Agreement”) with a joint venture comprised of KROC Capital Services, LLC, Gordon Brothers Group, LLC, The Nassi Group, LLC, SB Capital Group, LLC and DJM Realty Services, LLC (such joint venture, the “Agent”) pursuant to which the Debtors appointed the Agent and the Agent agreed to serve as the Debtors’ exclusive agent for the purpose of the sale or other disposition of all the Debtors’ assets other than 4 specified retail stores (the “PC Stores”), the Debtors’ intellectual property, and information technology located in the Debtors’ distribution centers (the “Comprehensive Sale”), including by conducting a going-out-of-business or similar sale at each of the Debtors’ other retail stores (the “Store Closing Sale”) beginning on the first business day following approval of the Agency Agreement and the Comprehensive Sale, among other things, by the Bankruptcy Court (the “Order”), and in any case, no later than January 15, 2010, and ending no later than March 12, 2010 (the “Sale Termination Date”).  In exchange for this arrangement, the Agency Agreement provides the Debtors will receive a minimum of $36.5 million of sale proceeds, subject to certain adjustments, with $29.2 million payable within 2 business days of the entry of the Order, and $7.3 million, adjusted upwards or downwards based on levels of certain of the Debtors’ assets, payable after the Store Closing Sale.  The Agreement further provides that the Agent will receive $6.5 million as compensation for its services to the Debtors as Agent (the “Agent’s Fee”), and will generally be responsible for all expenses of the Comprehensive Sale (the “Expenses”), and that if the proceeds from the Comprehensive Sale, among other things, exceeds the sum of $36.5 million, the Expenses and the Agent’s Fee, the Debtors and the Agent will each receive 50% of such excess.  The Agent will assume ownership of any unsold merchandise on the Sale Termination Date, and all real property and other assets of the Debtors, if the Agent so elects, no later than 180 days from the Sale Termination Date.

If the Debtors choose to pursue an alternative transaction or transactions and as a result the Comprehensive Sale is not consummated, the Agency Agreement provides that the Debtors will pay the Agent a break-up fee of $350,000 (the “Break-up Fee”) and reimburse up to $250,000 of the Agent’s transaction-related expenses (the “Expense Reimbursement”).  Under the Agency Agreement, the Agent cannot accept any alternative to the Comprehensive Sale unless that alternative provides value to the Debtors exceeding the value of the Comprehensive Sale by at least $250,000 (the “Bid Protection”).  The Debtors or the Agent may terminate the Agency Agreement if the Bankruptcy Court does enter a preliminary order scheduling an auction of the assets of the Debtors, and granting the Bid Protection, Break-up Fee and the Expense Reimbursement prior to December 17, 2009, or the Order is not entered by January 14, 2010.  The Agent may also terminate the Agency Agreement upon the occurrence of certain other events.

The Debtors and the Agent have also made customary representations, warranties and covenants in the Agency Agreement, including, among others, a covenant by the Debtors to conduct their business in the ordinary course during the performance of the Agency Agreement.

The foregoing description of the terms of the Agency Agreement is qualified in its entirety by reference to the Agency Agreement, which is filed herewith as Exhibit 2.1.

Asset Purchase Agreement

On December 4, 2009, the Company, as successor to P & C Food Markets, Inc. entered into an asset purchase agreement with Price Chopper Operating Co., Inc. (“Price Chopper”) pursuant to which the Company has agreed to sell Price Chopper substantially all the assets used in the operation of the PC Stores (the “Purchased Assets”), in exchange for $12.3 million (the “Purchase Price”) and the assumption of certain liabilities associated with these operations (the “Asset Purchase Agreement”).  The Asset Purchase Agreement is subject to approval by the Bankruptcy Court.  Price Chopper entered into the agreement as a “stalking horse” bidder, and the purchase of the Purchased Assets are subject to Penn Traffic’s solicitation of higher or otherwise better offers pursuant to specified bidding procedures and an auction process to be conducted under the supervision of the Bankruptcy Court.  Under the Asset Purchase Agreement, Price Chopper will make a $250,000 deposit toward the purchase price, unless a different sum is required by order of the Bankruptcy Court, within 3 business days of the approval of these bidding procedures for this auction, which the Company is obliged to prepare and file on or prior to December 11, 2009.  Price Chopper and the Company have made customary representations, warranties and covenants in the Asset Purchase Agreement, including, among others, a covenant by the Company to operate the PC Stores business in the ordinary course during the performance of the Agency Agreement.  Price Chopper may terminate the Asset Purchase Agreement if the Company enters into a definitive agreement regarding sale of some or all of the PC Stores in an alternative transaction, and in such case would be entitled to the return of its deposit, as well as a break-up fee of $369,000 upon the closing of such alternative transaction, subject to the Bankruptcy Court’s allowance of such fee as an administrative expense.  The Asset Purchase Agreement may also be terminated by either the Company or Price Chopper upon the occurrence of other specified events.

           The foregoing description of the terms of the Asset Purchase Agreement is qualified in its entirety by reference to the Asset Purchase Agreement, which is filed herewith as Exhibit 2.2.

           The Agency Agreement and the Asset Purchase Agreement (collectively, the “Agreements”) have been included to provide securityholders with information regarding their terms.  This was not intended to provide any other factual information about the Debtors.  The representations, warranties and covenants contained in each of the Agreements were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of such agreement.  The representations and warranties in each of the Agreements may have been made for the purposes of allocating contractual risk between the parties to such agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.

Item 2.04.	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement.

On November 19, 2009, the Bankruptcy Court issued an interim order (the “Interim Order”) authorizing the previously disclosed arrangement under which the Debtors’ senior secured lenders consented to the Debtors using their cash collateral to a limited extent in order to fund and obtain letters of credit for ongoing operations.  The Interim Order authorized the Debtors’ use of their cash collateral solely for purposes identified in a budget approved by the Debtors’ senior secured lenders (the “Budget”).

On December 1, 2009 the Company received a letter, dated November 30, 2009, from the agent (the “First Lien Agent”) for the lenders (the “First Lien Lenders”) under the Debtors’ senior revolving credit agreement (the “Revolving Loan Agreement”) notifying the Company that events terminating authorization of the Debtors’ use of their cash collateral (“Termination Events”) had occurred under the Order, namely: (1) the Debtors had failed to comply with the Interim Order by using approximately $1.8 million of funds advanced pursuant to the Interim Order for deposits to vendors, which deposits were not authorized by the Budget (the “Vendor Deposits”), and (2) the Debtors had failed to deliver a fully executed stalking horse agreement providing for the sale of all or substantially all of the Debtors’ assets, in form and substance acceptable to the First Lien Agent (a “Stalking Horse Agreement”), by November 25, 2009.

The First Lien Agent further stated that they, along with the First Lien Lenders, were extending the deadline for the Debtors to file a motion with the Bankruptcy Court to approve the sale and bidding procedures of substantially all of Debtors’ assets (the “Comprehensive Sale Motion”) from December 1, 2009 to December 3, 2009, and that the First Lien Agent would take no action with respect to the specified Termination Events if the Comprehensive Sale Motion was filed by December 3, 2009 and attached a Stalking Horse Agreement.  The First Lien Agent and First Lien Lenders reserved all their rights under the Interim Order in respect of these specified Termination Events or any other Termination Events, which would include preventing the Debtors from using their cash collateral to fund operations or for any other purpose, which would require them to immediately cease all or part of their operations.  The occurrence of any Termination Event may also result in the termination of the automatic stay under the Bankruptcy Code of any rights of the Debtors’ senior secured lenders to enforce the Debtors’ payment obligations under the Revolving Loan Agreement and Supplemental Loan Agreement, subject only to the First Lien Agent or Second Lien Agent providing certain written notices (a “Remedies Notice”).

On December 1, 2009, the agent (the “Second Lien Agent”) for the lenders (the “Second Lien Lenders”) under the Debtors’ supplemental real estate credit agreement (the “Supplemental Loan Agreement”) similarly notified the Company that a Termination Event had occurred due to the Vendor Deposits.  The Second Lien Agent and Second Lien Lenders also reserved all their rights under the Interim Order in respect of this specified Termination Event or any other Termination Events.

On December 4, 2009, the First Lien Agent notified the Company that the prior Termination Events referenced in its November 30, 2009 letter were continuing, and that additional Termination Events under the Interim Order had occurred and were continuing as a result of: (1) the Debtors’ failure to maintain certain eligible inventory in the amount of $40.5 million from November 28, 2009 to date, and (2) the Debtors’ failure to file a Comprehensive Sale Motion with a Stalking Horse Agreement attached by the amended deadline of December 3, 2009.   The First Lien Agent and First Lien Lenders also reserved all their rights under the Interim Order in respect of the various Termination Events of which it they had notified the Company or any future Termination Events, including, without limitation, terminating continued us of Cash Collateral or not agreeing to extend the use of Cash Collateral after December 8, 2009.

On December 7, 2009, the Debtors filed a Comprehensive Sale Motion with the Agency Agreement attached.

Reference is made to the disclosures at Item 1.01 hereof.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Exhibit

2.1	Comprehensive Agency Agreement
2.2	Asset Purchase Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PENN TRAFFIC COMPANY
(Registrant)

By:	/s/ Daniel J. Mahoney
Name: Daniel J. Mahoney
Title: SVP, General Counsel

Date: December 7, 2009